EXHIBIT 99.1

Ceragenix Pharmaceuticals Receives Frost & Sullivan Product Innovation Award for Cerashield™ Coating

Developmental Antimicrobial Medical Device Coating May Help Prevent Deadly Infections and Reduce Medical Costs

DENVER–August 29, 2007–Ceragenix Pharmaceuticals, Inc. (OTCBB:CGXP), a biopharmaceutical company focused on infectious disease and dermatology, today announced that it is the recipient of Frost & Sullivan’s  2007 North American Technology Innovation Award for the field of Anti-Infective Coatings.    Each year, this award is presented to a company that has demonstrated excellence in new products and technologies within its industry. Cerashield™ uses Ceragenix’s proprietary compound that mimics the activity of a key component of the human body’s innate immune system to help prevent bacterial colonization and biofilm growth on medical devices such as catheters and endotracheal tubes.  Bacterial colonization and biofilm growth on medical devices can lead to serious infections which increase the patient’s length of stay, results in billions of dollars in additional health care costs and are the direct cause of preventable pain, suffering and death.

“Over 1 million patients each year develop infections associated with indwelling medical devices and over 50,000 of those patients die as the result of these infections,” said Steven Porter, Chairman and Chief Executive Officer of Ceragenix.  “In the United States, more patients die each year from infections acquired from indwelling medical devices than from breast cancer.  The recent decision of Medicare to no longer reimburse hospitals for certain of these preventable medical device related infections (Pear, New York Times 8/19), as well as recently enacted state laws that require hospitals to disclose their infection rates, have brought to national public attention the extent of the problem and the need for technological advances such as Cerashield™.  We believe the recent decision by Medicare to no longer reimburse hospitals for certain medical device related infection costs beginning in October 2008 will serve to accelerate the adoption of new technology that can reduce such infection rates.”

”Ceragenix’s  Cerashield™  antimicrobial medical device coating has shown in preclinical testing to provide an unsurpassed level of protection against bacterial colonization and biofilm growth when applied to catheters and endotracheal tubes “ says Frost & Sullivan Research Analyst Srimathy Raghuraman.

Ceragenix plans to enter into co-development and licensing agreements  for its technology with  medical device manufacturers for use on a device-by-device basis.  Prior to commercialization, Cerashield™ would have to obtain regulatory approval.  The Company has obtained a favorable ruling from the FDA’s Office of Combination products that a medical device containing a Cerashield™ coating would be regulated as a medical device requiring a Pre Market Approval Application (PMA).  The Company believes that certain of its Cerashield™ applications may be eligible for Expedited Review which may shorten the time to approval and commercialization.  The Company has not yet filed a PMA for Cerashield™

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins™ (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings and as therapeutics for antibiotic-resistant organisms. Ceragenix also owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams–EpiCeram® and NeoCeram™. For additional information on Ceragenix, please visit www.ceragenix.com.

About Frost & Sullivan

Frost & Sullivan, a global growth consulting company, has been partnering with clients to support the development of innovative strategies for more than 40 years. The company’s industry expertise integrates growth consulting, growth partnership services, and corporate management training to identify and develop opportunities. Frost & Sullivan serves an extensive clientele that includes Global 1000 companies, emerging companies, and the investment community by providing comprehensive industry coverage that reflects a unique global perspective and combines ongoing analysis of markets, technologies, econometrics, and demographics. For more information, visit www.awards.frost.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities; the ability of the company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the United States Food and Drug Administration; successful clinical trials of the company’s planned products including; the ability to enroll the studies in a timely manner, patient compliance with the study protocol, and a sufficient number of patients completing the studies; the ability of the company to commercialize its planned products; the ability of the company to consummate a favorable marketing agreement with a partner to market EpiCeram(R); the ability of the company to successfully manufacture its products (through contract manufacturers); market acceptance of the company’s planned products, the company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the company to successfully prosecute and protect its intellectual property, and the company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from the company’s forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to the company, may be significant, now or in the future, and these factors may affect the company to a greater extent than indicated. All forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that the company files from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-KSB for the year ended December 31, 2006, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB to be filed in 2007. Except as required by law, the company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts: Ceragenix
Steven S. Porter
720-946-6440

CEOcast, Inc.
Andrew Hellman
212-732-4300

End of Filing